Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES FDA APPROVAL OF

EXPANDED LABEL INDICATION AND SATISFACTION OF

SUBPART H ACCELERATED APPROVAL COMMITMENT

Silver Spring, MD and Research Triangle Park, NC, March 21, 2006:  United Therapeutics Corporation (NASDAQ:UTHR) announced today that the United States Food and Drug Administration (FDA) has approved a supplemental New Drug Application (sNDA) for Remodulin® (treprostinil sodium) Injection.  The sNDA was filed by United Therapeutics in satisfaction of the FDA’s Subpart H accelerated approval requirement for a Phase 4 post-marketing study to confirm the clinical benefit of Remodulin.  The initial approvals of both subcutaneous and intravenous use of Remodulin were contingent upon United Therapeutics’ completion of that study.

The Phase 4 study, which was successfully completed last year, involved the transition of patients from Flolan to either Remodulin or placebo.  In the trial, 13 of 14 patients (93%) randomized to Remodulin were able to successfully transition from Flolan and complete the study without the need to re-institute Flolan therapy, compared to only 1 of 8 patients (13%) randomized to placebo (p = 0.0002).

“We are pleased to have successfully completed our Subpart H accelerated approval efficacy commitment,” said Roger A. Jeffs, Ph.D., President and Chief Operating Officer of United Therapeutics.  “This study confirms the clinical benefit of Remodulin in pulmonary arterial hypertension patients, provides expanded labeling specific to Flolan transition, and removes Remodulin’s conditional approval status.”

Based on these positive Phase 4 study results, the FDA has expanded Remodulin’s labeling to include the following:  “Remodulin is indicated to diminish the rate of clinical deterioration in patients requiring transition from Flolan; the risks and benefits of each drug should be carefully considered prior to transition.”  Previously, Remodulin had been approved as a continuous subcutaneous infusion or intravenous infusion (for those not able to tolerate a subcutaneous infusion) for the treatment of pulmonary arterial hypertension in patients with NYHA Class II-IV symptoms to diminish symptoms associated with exercise.

In clinical trials, the most common side effects reported with subcutaneous Remodulin therapy included infusion site pain (85%) and infusion site reaction (83%).  Infusion site symptoms were sometimes severe (39%), and could require prescription narcotics (32%), or could lead to discontinuation of Remodulin (7%).  Other adverse events included headache (27%), diarrhea (25%), nausea (22%), rash (14%), jaw pain (13%),

vasodilatation (11%), dizziness (9%), edema (9%), pruritus (8%) and hypotension (4%).   Among patients (n=38) treated for 12-weeks with intravenous Remodulin in an open-label study, two patients experienced either line infections or sepsis.  Other events potentially related to the mode of infusion include arm swelling, paresthesias, hematoma and pain.  Remodulin is a potent pulmonary and systemic vasodilator and should be used only by clinicians experienced in the diagnosis and treatment of pulmonary arterial hypertension.  Reduction in blood pressure caused by Remodulin may be exacerbated by drugs that by themselves alter blood pressure, such as diuretics, antihypertensive agents, or vasodilators.  Abrupt cessation or sudden large reductions in dosage of Remodulin may result in worsening of pulmonary arterial hypertension symptoms and should be avoided.

United Therapeutics is a biotechnology company focused on the development and commercialization of innovative therapeutic products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.